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                                                                    Exhibit 8.1

     (215) 569-5500

     (215) 569-5555

              @blankrome.com


                                March 29, 1999


SunGard Data Systems, Inc.
1285 Drummers Lane, Ste. 300
Wayne, PA 19087-1586



   RE:   ACQUISITION OF FDP CORP. BY SUNGARD DATA SYSTEMS, INC.
         ------------------------------------------------------

Gentlemen:

        You have requested our opinion concerning certain Federal income tax consequences of the merger of Development Corp., an entity incorporated under the Florida Corporation Law, as amended ("Sub"), and a wholly-owned subsidiary of SunGard Data Systems, Inc., a Delaware business corporation ("Parent"), with and into FDP Corp., an entity incorporated under the Florida Corporation Law (AFDP@). The terms of the merger are described in the Joint Proxy Statement/Prospectus of Parent dated March 29, 1999 (the "Prospectus"). Our opinion is based upon our understanding of the facts of and incident to the transaction, as are set forth in the Prospectus, and upon the condition that those facts are true, correct and complete. Further, our opinion is issued in reliance upon the representation letters of Parent and Sub and of FDP delivered to us relating to the truth, correctness and completeness of the facts set forth in those representation letters and of the facts set forth in the Prospectus, including the financial statements and exhibits that are a part thereof. Those exhibits include the Agreement and Plan of Merger dated January 15, 1999 by and between Parent, Sub and FDP (the "Plan of Merger"). This opinion is being furnished pursuant to the Plan of Merger, and all capitalized terms herein, unless otherwise specified, have the meanings assigned thereto in the Plan of Merger.

In connection with our opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of the Plan of
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SunGard Data Systems, Inc.
March 29, 1999
Page 2


Merger, the Prospectus and those other documents we have deemed necessary or appropriate as a basis for the opinions set forth below. In our examination we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of those latter documents. As to any facts material to this opinion that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of Parent, Sub, FDP and others.

        In rendering our opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986 as amended (the "Code"),/1/ Treasury Regulations and the pertinent judicial authorities and interpretive rulings of the Internal Revenue Service (the "Service").

        Based solely upon the foregoing and provided that the Merger and the other transactions contemplated by the Plan of Merger are consummated in the manner described in the Prospectus, it is our opinion that under present law, for federal income tax purposes:

            1. The Merger of Sub into FDP will constitute a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code. Parent, Sub and FDP each will be "a party to a reorganization" within the meaning of Section 368(b) of the Code.

            2. An FDP shareholder will recognize no gain or loss upon the exchange of FDP stock for shares of Parent Common Stock pursuant to the Merger. Code Section 354(a).

            3. The basis of the Parent Common Stock received by a shareholder of FDP (including any fractional share) will be the same as the basis of the FDP stock surrendered in exchange therefor. Code Section 358(a)(1).
_______________
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SunGard Data Systems, Inc.
March 29, 1999
Page 3

            4. The holding period of the Parent Common Stock received by a FDP shareholder (including any fractional share) will include the period during which the FDP stock surrendered in exchange therefor was held by that FDP shareholder, provided that the FDP stock surrendered was a capital asset in the hands of that FDP shareholder on the date of the exchange. Code Section 1223(1).

            5. Cash received by a shareholder of FDP in lieu of a fractional share of Parent Common Stock will be treated as a distribution in redemption of the fractional share subject to the provisions and limitations of Section 302 of the Code. Rev. Rul. 66-365, 1966-2 C.B. 116.

        In addition to your request for our opinion on this specific matter of federal income tax law, you have asked us to review the discussion of federal income tax issues contained in the Prospectus. We have reviewed the discussion entitled ACertain Federal Income Tax Considerations@ contained in the Prospectus and believe that such information fairly presents the current federal income tax law applicable to the Merger and the material federal tax consequences to Parent, Sub, and the FDP shareholders as a result of the Merger.

        This letter expresses our views only as to the specific issues addressed above. No opinion is expressed concerning the Federal income tax treatment of the transaction under any provision of the Code not specifically referenced herein, including the tax treatment of the substitution by Parent of any options to purchase FDP Common Stock. No opinion is expressed with respect to state and local taxes, Federal or state securities law, or any other Federal, state or local law not expressly referenced herein.

        Our opinions set forth our legal judgement, and are not binding on the Service or any other person. Therefore, there can be no assurance that the conclusions set forth herein would be sustained by a court if challenged.

        Further, the opinions set forth represent our conclusions based upon the documents reviewed by us and the facts presented to us. Any material amendments to those documents or changes in any significant fact could affect the opinions expressed herein.
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SunGard Data Systems, Inc.
March 29, 1999
Page 4

        This opinion is based upon the Federal income tax laws as of this date. No assurance can be provided as to future changes in or administrative or judicial interpretations of these laws, any of which could be retroactive.

        This opinion is being delivered in connection with the filing of the Prospectus and may not be made available to any other person without our prior written consent.

                         Very truly yours,


                         /s/ Blank Rome Comisky & McCauley LLP
                         BLANK ROME COMISKY & McCAULEY LLP